Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 2, 2023, except for Notes 1(b), 18(b) and 18(c), as to which the date is September 1, 2023, with respect to the consolidated financial statements of XCHG Limited, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Huazhen LLP

Beijing, China

February 1, 2024